EXHIBIT 10(b)


                            U.S. HOMECARE CORPORATION
                                 750 Main Street
                           Hartford, Connecticut 06130




October 2, 1996

Mr. James Laird
73 Old Hill Road
Westport, CT 06880


Dear Mr. Laird:

This letter agreement sets forth the terms and conditions of your consultation services for U.S. HomeCare Corporation (the "Company").

Term: Beginning September 23, 1996, you will devote such of your time as you deem necessary to consulting on the financial and operational affairs of the Company and on the implementation of agreed upon changes at the Company, under the direction of Mehdi Ali (with whom the Company is also signing a similar letter agreement on the date hereof). After implementation of the agreed upon changes, you will be available on an as-needed basis until the earlier of September 30, 1997 or the consummation of a Realization Event (the "Term") to work on any issues which may arise at the Company during the Term, it being understood that you may engage in other consulting assignments and business pursuits during the Term. The Company will have the right to renew this Agreement on an annual basis, subject to renegotiation of the consulting fees set forth herein.

Current compensation:    Until the expiration of the Term, you shall receive
                         $5,000 for the balance of September 1996; $20,000 per month for each month beginning October 1996 and ending
                         February 1997; $12,000 per month for each month beginning March 1997 and ending June 1997; and $6,000 per month for each month beginning July 1997




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Mr. James Laird                                                  October 2, 1996
                                                                          Page 2



                         through the expiration of the Term. Such payments will be made by the Company per its normal payment cycle (bi-weekly). In addition, you shall be reimbursed for reasonable travel or other out-of-pocket expenses incurred by you, in accordance with the Company's travel and reimbursement policy, in connection with your engagement hereunder.

Incentive Options:       You will be entitled to additional compensation for
                         your consulting services in accordance with the following:

                         You will receive, as equity incentive an option (the "Option") to purchase 692,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), at an exercise price of $.15 per share, which will vest as follows: (x) 230,666 shares will vest as of September 23, 1996; (y) the balance of the shares subject to the Option will vest on September 23, 2002, provided that you are still serving as a consultant to the Company at that time; and provided, further that vesting of the balance of the shares subject to the Option shall accelerate upon the achievement of certain levels of EBITDA if these levels are achieved on or before September 30, 1997, as follows: (i) the vesting of 230,667 shares of the Option will accelerate in the first month in which the trailing 3 month EBITDA (as defined below) of the Company is greater than or equal to $562,500; and (ii) the vesting of the remaining 230,667 shares of the Option will accelerate in the first month (which may be the same month as in clause
                         (i) above) in which the trailing 3 month EBITDA of the Company is greater than or equal to $875,000; provided, however, that in no event will any portion of the Option referred to in subsection (y) vest unless the EBITDA requirements of clause (i) or (ii), as applicable, are met on or before September 30, 1997. As soon as the criteria set forth in the prior sentence has been met, you shall be fully vested in the applicable portion of the Option. The Option shall have a 10-year term from September 23, 1996 and may be

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Mr. James Laird                                                  October 2, 1996
                                                                          Page 3




                         exercised at any time after vesting and prior to expiration of such term. The Option will have a cashless exercise provision.

                         The Option shall have anti-dilution protection (the "Anti-Dilution Protection"), consistent with the anti-dilution protection contained in the Company's outstanding $35 6% Convertible Preferred Stock, $1.00 par value (the "$35.00 Preferred Stock"), except that anti-dilution adjustments shall be triggered at issuances less than $.15 per share (not $1.75 per share).

                         If a Realization Event specified in clause (i), (ii),
                         (iii) or (v) of the definition thereof occurs, you shall have the right, in your sole discretion, to (a) sell all or any portion of your Option in such Realization Event (or, if that is not possible, to put all or any portion of your Option to the Company at the price you would have received had you participated in such Realization Event) or (b) put the Option to the Company for cash in an amount equal to $600,000 (the "Put"). If a Realization Event specified in clause (iv) of the definition thereof occurs, you shall have the right to (a) participate in such Realization Event on a pro rata basis or (b) exercise the Put.

                         If a Realization Event has not occurred on or prior to December 31, 1997, you will have the right, in your sole discretion, to exercise the Put, provided,
                         however, that if the Company is unable to fund (through cash on hand, increased borrowings or otherwise) any portion of the Put, you may rescind all or any portion of such Put, or in your sole discretion, require the Company to issue you a promissory note in a principal amount equal to the portion of the Put it is unable to fund, bearing interest at the rate of 9% per annum. Interest will be payable quarterly and principal shall be payable on the earlier of consummation of a Realization Event or December 31, 1998.
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Mr. James Laird                                                  October 2, 1996
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                         It is understood and agreed that the Put is a debt
                         obligation of the Company which ranks senior to any claim of the Equity of the Company, including the Company's $35 Preferred Stock.

                         If a Realization Event occurs prior to December 31, 1996, for purposes of determining eligibility for the Option, the EBITDA calculation for any period specified that has not yet been completed shall be determined by grossing-up on a pro rata basis the partial period results which have been achieved after September 30, 1996 and prior to the consummation of the Realization Event.

Definitions:             For purposes of this agreement, a "Realization Event"
                         shall have occurred if: (i) all or substantially all of the assets of the Company are sold or the Company is merged or consolidated with or into another entity;
                         (ii) the Company sells a number of shares equal to 30% or more of the Fully Diluted Equity outstanding after the transaction (or an option to purchase such shares is granted) in one or a series of transactions; (iii) one or more stockholders of the Company sell a number of shares equal to 30% or more of the Fully Diluted
                         Equity outstanding, other than in "brokers' transactions" (as such term is defined in Rule 144);
                         (iv) the Equity of the Company receives a distribution of $3,000,000 or more pursuant to a recapitalization of the Company; or (v) the Company sells equity to the public pursuant to a public offering or sells $10 million or more of equity pursuant to a private placement.

                         For purposes of this agreement, "Equity" shall mean (i) the Common Stock of the Company, (ii) any other capital stock of the Company, including any preferred stock of the Company (including the $35 Preferred Stock), (iii) all common stock equivalents and capital stock equivalents of the Company including, without limitation, any options, warrants, conversions or similar rights to purchase or receive any Common Stock or other capital
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Mr. James Laird                                                  October 2, 1996
                                                                          Page 5




                         stock of the Company, and (iv) any other securities of the Company which are issued to one or more holders of the Common Stock or other capital stock of the Company or that are issued in exchange for or in replacement of any Common Stock or other capital stock of the Company. "Fully-Diluted Equity" shall mean the Equity of the Company on an as-converted basis, assuming conversion of any options, warrants, convertible preferred stock or similar securities of the Company (including the Option and the $35 Preferred Stock) irrespective of whether the holders of any such option, warrant, preferred stock or similar security would in fact so convert.

                         For purposes of this agreement, "EBITDA" of the Company shall mean, for any period, the net income of the Company for such period, (x) plus any interest (including any banking, securitization or financing costs, fees or charges, irrespective of whether such costs, fees or charges are classified as interest); taxes; depreciation; amortization; transaction fees; your compensation pursuant to this letter agreement; and advisory, investment banking, management or monitoring fees (including any fees paid to Huffard & Co. or Sanders Morris Mundy Inc.) which were deducted from revenues in determining net income for such period, and (y) less, for any period or portion thereof in which the Company does not have employed a complete management team, a salary provision per quarter as set forth on Schedule A. In addition, any of the following amounts included in net income after September 30, 1996 shall be excluded from the calculation of EBITDA for the period in question: (a) any unusual, nonrecurring or nonoperating items (including any costs associated with litigation), (b) any items which relate to the restructuring of the Company's business (e.g., severance payments or legal fees) or any items which relate to infusion therapy or the discontinuance of a segment of the business, (c) any expenses which relate either to inadequate reserves from

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Mr. James Laird                                                  October 2, 1996
                                                                          Page 6




                         prior periods, or errors in accounts or estimates from prior periods (including any adjustments to reserves or net revenues which relate to Medicare or Medicaid) or
                         (d) any adjustments to EBITDA which are a result of negotiations between (1) the Company and (2) a potential purchaser of the Company.

Registration Rights:     You will have the right to participate in the
                         registration rights provided to the $35.00 Preferred
                         Stock holders. A registration statement on Form S-1 or S-3 including any shares of Common Stock that you request to be included therein will, in any event, be filed with the Securities and Exchange Commission no later than 30 days following completion of the Company's audit for the year ending December 31, 1996
                         (which shall be no later than April 30, 1997), and the Company will diligently pursue obtaining the effectiveness thereof.

Miscellaneous:           In the event that the structure of the Option or the
                         Put would (x) prevent the Company's purchaser from achieving "pooling" treatment in a purchase of the Company through a transaction that would otherwise qualify as a pooling transaction, or (y) cause you to recognize income for state or federal income tax purposes upon the vesting of the Option, you and the Company shall change the structure of the Option and/or the Put to alleviate such issue(s) in a manner that fully preserves the economics inherent in the Option and the Put.

Indemnification:         The Company shall indemnify, defend and hold you and
                         anyone who works with you in connection with the services you perform pursuant to this letter agreement harmless from and against any and all liability, claims, expenses, damages or losses, including reasonable fees of legal counsel and related disbursements (such legal fees to be reimbursed as expended) incurred by you and anyone who works with you, or arising out of or relating to the services performed pursuant to this letter


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Mr. James Laird                                                  October 2, 1996
                                                                          Page 7




                         agreement. In addition, the Company shall cause you and anyone who works with you to be covered by the Company's directors' and officers' liability insurance policy if such policy can be amended to include you and such other persons. Nothing herein is intended to, nor shall, relieve you or anyone who works for you from liability for your own willful misconduct or gross negligence.

                                       U.S. Homecare Corporation



                                       /s/ Jay Huffard
                                       ---------------------------------------
                                       Jay Huffard
                                       Chairman

Accepted and Agreed:



/s/ James Laird
-------------------
James Laird